As filed with the Securities and Exchange Commission on May 9, 2019

Registration No. 333-188461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCH-ZIFF CAPITAL MANAGEMENT GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0354783
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

9 West 57th Street

New York, New York 10019

(212) 790-0000

(Address of Principal Executive Offices) (Zip Code)

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

2013 INCENTIVE PLAN

(Full Title of the Plan)

David M. Levine

Chief Legal Officer

Och-Ziff Capital Management Group Inc.

9 West 57th Street

New York, New York 10019

(212) 887-4811

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joseph A. Coco, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-188461 (the “Registration Statement”) does not reflect any increase in the number of shares issuable pursuant to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “Plan”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Och-Ziff Capital Management Group Inc., a Delaware corporation (“Oz Inc.” or the “Registrant”), as the successor registrant to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“Oz LLC”). Effective at 12:01 a.m. (Eastern Time) on May 9, 2019, Oz LLC converted from a Delaware limited liability company to a Delaware corporation (the “Conversion”). Oz Inc. expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, as of any time prior to the Conversion, references to the “Company,” “we,” “us,” “our” and similar terms mean Oz LLC and its consolidated subsidiaries and, as of any time after the Conversion, Oz Inc. and its consolidated subsidiaries.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by Oz LLC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by Oz Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of Oz Inc.’s Class A common stock are now governed by its Delaware Certificate of Incorporation, its Delaware By-Laws and the Delaware General Corporation Law, each of which is described in Amendment No. 1 to Oz Inc.’s Registration Statement on Form 8-A.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The documents containing the information specified in Part I of Form S-8 will be sent or given by Och-Ziff Capital Management Group Inc. (the “Company”) to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company are incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, dated March 15, 2019;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, dated May 9, 2019;

(c) The Company’s Current Reports on Form 8-K, filed with the SEC on May 9, 2019, May 2, 2019,  April 30, 2019, April 9, 2019, April 2, 2019,  April 2, 2019,  March 7, 2019,  March 4, 2019, February 11, 2019, February 7, 2019, February  7, 2019, February 4, 2019,  February 1, 2019, January 14, 2019,  January 3, 2019 and January  3, 2019 (but not including any Item 2.02 and Exhibit 99.1 of such filing, which were furnished under applicable SEC rules rather than filed); and

(d) The description of the Class A Common Stock of the Company contained in Amendment No. 1 to the registration statement on Form 8-A, dated May 9, 2019.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

The LTIP Unit Awards registered herein include rights to acquire shares of Class A Common Stock in exchange for interests in certain of the Company’s subsidiaries (the “LTIP Units”), and may include a number of shares of Class B Common Stock of the Company not to exceed the number of shares of Class A Common Stock acquirable upon the exchange of the LTIP Units, which shares of Class B Common Stock (if any) consist solely of voting rights but no economic interests in the Company and will be canceled upon the exchange of the LTIP Units for shares of Class A Common Stock. Subject to the provisions of the Plan and the applicable award documents, LTIP Unit Awards, including rights to acquire Class A Shares and any related Class B Shares, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture until the lapse of all applicable restrictions.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made or threatened to be made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Under the Company’s Certificate of Incorporation and By-Laws, in most circumstances the Company will indemnify the following persons (the “Indemnified Persons”), to the fullest extent authorized or permitted by applicable law, if such indemnified persons acted in a manner not constituting fraud, gross negligence or willful misconduct: (a) any person who is or was a director, officer or tax matters partner of the Company or its predecessor, (b) any person who is or was serving at the request of the Company or its predecessor as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another person (including any subsidiary); provided, that a person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (c) any person the Board of Directors designates as an “Indemnified Person” for purposes of the Certificate of Incorporation or the By-Laws. In addition to rights to indemnification, the Company’s Certificate of Incorporation also contains a provision eliminating personal liability of directors of the Company for monetary damages for breach of fiduciary duties, except for personal liability for fraud, gross negligence or willful misconduct and except that personal liability may not be eliminated for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons are not entitled to indemnification. The Company has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the Company’s assets. The Company may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the Company’s Certificate of Incorporation and By-Laws.

In addition, the Company has entered into indemnification agreements with each of the Company’s directors and executive officers. A description of the Company’s indemnification agreements is set forth in the section entitled “Certain Relationships and Related Transactions, and Director Independence—Indemnification Agreements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each of which is incorporated herein by reference, which disclose that the Company will generally indemnify the Company’s directors and executive officers, to the fullest extent permitted by law and the Company’s organizational documents, against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with the Company’s approval, and counsel fees and disbursements; (ii) any liability pursuant to a loan guarantee, or otherwise, for any of the Company’s indebtedness; and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan, if such director or executive officer acted in a manner not constituting fraud, gross negligence or willful misconduct. The indemnification agreements provide for the advancement or payment of all expenses to the director or executive officer and for reimbursement to the Company if it is found that such director or executive officer is not entitled to such indemnification under applicable law and the Company’s organizational documents. The Company’s subsidiary operating partnerships’ limited partnership agreements also require such operating partnerships and their subsidiaries to indemnify and exculpate the Company’s executive managing directors, including those who are the Company’s executive officers.

The Company currently maintains liability insurance for its directors and officers. Such insurance would be available to the Company’s directors and officers in accordance with its terms.

Item 7. Exemptions from Registration Claims.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Certificate of Conversion to a Corporation of Och-Ziff Capital Management Group LLC (incorporated by reference to Exhibit 99.2 to Och-Ziff Capital Management Group LLC’s Current Report on Form 8-K filed on April 30, 2019)

4.2	Certificate of Incorporation of Och-Ziff Capital Management Group Inc. (incorporated by reference to Exhibit 99.3 to Och-Ziff Capital Management Group LLC’s Current Report on Form 8-K filed on April 30, 2019)

4.3	Bylaws of Och-Ziff Capital Management Group Inc. (incorporated by reference to Exhibit 99.4 to Och-Ziff Capital Management Group LLC’s Current Report on Form 8-K filed on April 30, 2019)

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Och-Ziff Capital Management Group LLC 2013 Incentive Plan (incorporated by reference to Exhibit 10.1 to Och-Ziff Capital Management Group LLC’s Current Report on Form 8-K filed on May 8, 2013)

10.2	Amendment No. 1 to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (incorporated by reference to Exhibit 10.1 to Och-Ziff Capital Management Group LLC’s Current Report on Form 8-K filed on May 9, 2017)

10.3	Amendment No. 2 to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (incorporated by reference to Exhibit 10.16 to Och-Ziff Capital Management Group LLC’s Current Report on Form 8-K filed on February 11, 2019)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages hereto)

*	filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 9, 2019.

OCH-ZIFF CAPITAL MANAGEMENT GROUP INC.
(Registrant)

By:	/s/Thomas M. Sipp

Name:	Thomas M. Sipp
Title:	Chief Financial Officer and Executive Managing Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David M. Levine, Wayne N. Cohen and Thomas M. Sipp and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to the registration statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert Shafir Robert Shafir	Chief Executive Officer and Executive Managing Director (Principal Executive Officer)	May 9, 2019

/s/ Thomas M. Sipp Thomas M. Sipp	Chief Financial Officer and Executive Managing Director (Principal Financial Officer)	May 9, 2019

/s/ Erez Elisha Erez Elisha	Chief Accounting Officer and Executive Managing Director (Principal Accounting Officer)	May 9, 2019

/s/ Richard G. Ketchum Richard G. Ketchum	Chairman of the Board of Directors	May 9, 2019

/s/ Allan S. Bufferd Allan S. Bufferd	Director	May 9, 2019

/s/ Marcy Engel Marcy Engel	Director	May 9, 2019

/s/ Michael D. Fascitelli Michael D. Fascitelli	Director	May 9, 2019

/s/ Daniel S. Och Daniel S. Och	Director	May 9, 2019

/s/ Georganne C. Proctor Georganne C. Proctor	Director	May 9, 2019